SEPARATION, RESTRICTIVE COVENANTS AND
RELEASE AGREEMENT

This SEPARATION, RESTRICTIVE COVENANTS AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2007, by and between infoUSA, Inc., a Delaware corporation (“infoUSA”), Guideline, Inc. a New York corporation (“Guideline”), and Peter Stone, an individual (“Stone”).

BACKGROUND

A.
Guideline and Stone are parties to that certain employment agreement dated May 13, 2002, as amended January 1, 2005 (the “Employment Agreement”), pursuant to which Stone is currently employed as the Chief Financial Officer of Guideline.

B.
Contemporaneously herewith, infoUSA and Guideline have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of infoUSA (the “Subsidiary”) will conduct a tender offer for all of the outstanding shares of capital stock of Guideline, after which such subsidiary will be merged with and into Guideline (the “Merger”), with Guideline continuing as the surviving corporation (the “Surviving Corporation”).

C.
Contemporaneously herewith, infoUSA and Stone, in his capacity as a stockholder of Guideline, have entered into a Shareholder Support Agreement (the “Support Agreement”), pursuant to which Stone has agreed to tender all shares of Guideline capital stock owned by him to the aforementioned wholly-owned subsidiary of infoUSA, to vote in favor of the Merger and against any competing proposal, and to take (or refrain from taking) various other actions to facilitate the consummation of the Merger.

D.
As a condition to entering into the Merger Agreement, infoUSA has requested that Guideline and Stone enter into this Agreement providing for the termination of Stone’s employment, the satisfaction of the obligations of Guideline pursuant to the Employment Agreement, and certain non-competition, non-interference, confidentiality and intellectual property related obligations on the part of Stone, and Guideline and Stone have agreed to do the same, subject to the closing of the tender offer contemplated by the Merger Agreement (the “Closing”).

AGREEMENT

NOW THEREFORE, in consideration of the discharge of the obligations of Guideline pursuant to the Employment Agreement and the other promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, infoUSA, Guideline and Stone, intending to be legally bound, hereby agree as follows:

1. Employment. Stone’s employment will continue through the three (3) month anniversary of the Closing (the “Termination Date”), at which time Stone’s employment with Guideline will terminate; provided, however, that Guideline may terminate Stone’s employment after the Closing Date but prior to the Termination Date for “cause” (as defined below).   Stone will continue to receive his salary and benefits, at their current levels, up to and including the Termination Date. So long as Stone’s employment was not terminated for “cause” and Stone did not resign prior to the Termination Date, then commencing as of the Termination Date and continuing through the end of the Covenant Period, Guideline will pay to Stone an aggregate sum of Three Hundred Seventy-Five Thousand Dollars ($375,000), subject to applicable withholding and payable in accordance with Guideline’s normal payroll policy from time to time in effect.  Any amounts payable shall be made to Stone’s estate in the event of his death. If, in accordance with any applicable federal or state continuation coverage laws, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Stone elects continuation coverage under Guideline’s medical, disability, dental or other health insurance provided to Stone as of the Termination Date, Guideline will continue to pay the employer portion of the premiums for such coverage through the end of the Covenant Period or, if earlier, until Stone is no longer eligible to continue such coverage or Stone receives comparable benefits from another employer. All rights which Stone may have under Guideline’s group plans are subject to the terms of such plans, applicable laws and the continuation of such plans for active Guideline employees.  Stone will not be eligible to participate in, or receive any payments pursuant to, any bonus plan of Guideline or the Surviving Corporation for any period following the Termination Date.  For purposes of this Agreement, “cause” shall be defined as (a) Stone’s conviction in a court of law of any crime involving money or other property or of a felony; (b) Stone’s failure or refusal to substantially perform his duties hereunder, other than any such failure or refusal resulting from his incapacity, or his failure or refusal to carry out the directives of Guideline’s or the Surviving Corporation’s Chief Executive Officer, or the willful taking of any action by Stone not directed by Guideline’s or the Surviving Corporation’s Chief Executive Officer which results in material damage to Guideline or the Surviving Corporation, or the material default or breach by Stone of any obligation, representation, warranty, covenant or agreement made by Stone herein; provided, however, that Guideline or the Surviving corporation shall have given Stone written notice of any such cause for termination and Stone shall have failed to cure such cause (if curable) within fifteen (15) days after the date of such notice.  If the cause for termination is cured within the fifteen (15) day period, it shall be deemed for all purposes that cause for termination has not occurred (except that if the same or a similar event to the one resulting in notice pursuant to this Section recurs after a cure, the right to cure the second cause of termination, after notice of such second event shall have been given, shall expire within twenty-four (24) hours after the time the notice is given).

2.     Effect of Agreement.  The terms of the Employment Agreement shall govern Stone’s employment from the date of this Agreement through the date of Closing; provided, however, that in no event will Stone be entitled to terminate his employment on the basis of “good reason” (as defined in Section 2.4 of the Employment Agreement), and any provisions of the Employment Agreement relating to a Nonrenewal Event will be disregarded; provided, further, that Stone will be entitled to work not less than one (1) day per week from home.  Effective as of the date of Closing, and with no further action by any party, all other agreements between Stone and Guideline or any affiliate of Guideline relating to Stone’s employment or the terms and conditions thereof, including the Employment Agreement, shall be terminated and superseded by this Agreement, and the terms of this Agreement shall govern thereafter.  In the event the Merger Agreement is terminated, this Agreement shall be deemed terminated and null and void.

3. Restrictive Covenants. Stone acknowledges that Guideline is in the information services business and that Stone, as Chief Financial Officer of Guideline, is familiar in detail with the activities of Guideline and has participated in formulating such activities; that he is familiar in detail with the activities and future plans of Guideline; and that his position has given him a thorough knowledge of Guideline’s customers, suppliers and servicing and marketing operations. Accordingly, in consideration of the receipt of the Termination Payment, but subject to the Closing, Stone hereby agrees and covenants as follows:

a.
Noncompetition. For a period commencing on the Closing and for a period ending on the fifteen (15) month anniversary of the Closing (the “Covenant Period”), unless otherwise consented to by the Surviving Corporation or infoUSA in writing, Stone shall not:

i.
within any city, town, county, state or country in which Guideline or any of its affiliates, successors or assigns currently conducts or does business, either for himself or as an equity owner, director, manager, officer, employee, independent contractor or representative, directly or indirectly render services to or solicit business on behalf of any other business or corporation, firm, partnership, association, trust, group, joint venture, or individual proprietorship that is engaged in any line of business that is competitive with any line of business in which Guideline or its affiliates, as of the date of this Agreement, or their successors or assigns, were engaged (or in which they intended to engage, as evidenced by some writing (e.g., a plan, corporate minutes, memoranda or letter, expenditure or other indication of a genuine interest in the line of business)) on or before the date hereof (a “Competing Business”); or

ii.
acquire a direct or indirect interest or an option to acquire such interest in any Competing Business (other than an interest of not more than five percent (5%) of the outstanding stock of any company which is publicly traded on a national stock exchange or the over-the-counter market).

b.	Noninterference. During the Covenant Period, unless otherwise consented to by the Surviving Corporation or infoUSA in writing, Stone shall not:

i.
encourage, in any way or for any reason, any supplier or customer of Guideline or its affiliates, successors or assigns to sever or alter the relationship of such supplier or customer with Guideline or its affiliates, successors or assigns;

ii.	aid any other person attempting to take suppliers or customers from Guideline or its affiliates, successors or assigns;

iii.
serve or work in any way for any customers of Guideline or its affiliates, or their successors or assigns, who were such customers as of the Closing or during the preceding one (1) year period that would be competitive with Guideline;

iv.
solicit, employ, retain as a consultant, interfere with or attempt to entice away from Guideline or its affiliates, successors or assigns any current employee thereof or any individual who has agreed to be, or has been, employed or retained by Guideline or an affiliate, or their successors or assigns, within one (1) year prior to such solicitation, employment, retention, interference or enticement.

c.
Nondisparagement. Stone shall not disparage or defame infoUSA, Guideline, the Surviving Corporation, or their respective affiliates, successors or assigns, or any director, officer or employee of any of the foregoing, or otherwise cause any negative publicity to be disseminated about such entities or persons or their products or services either orally or in writing. Without limiting the generality of the foregoing, Stone shall not, without the prior written consent of infoUSA or the Surviving Corporation, in any manner disclose, divulge or discuss any Confidential Information, as hereinafter defined; provided, however, that Stone shall be permitted to disclose the dates of his employment with Guideline and his position and responsibilities and to disclose any facts that infoUSA, Guideline, the Surviving Corporation or their respective affiliates, successors or assigns have previously publicly disclosed. Neither infoUSA, the Surviving Corporation or any affiliate, successor or assign of the foregoing shall disparage or defame Stone or otherwise cause any negative publicity to be disseminated about Stone either orally or in writing.

d.
Confidentiality. Stone shall not use, appropriate or disclose to any person, directly or indirectly, any “Confidential Information” of infoUSA, Guideline, the Surviving Corporation or their affiliates, successors or assigns during the Covenant Period. Upon termination of Stone’s employment, Stone shall immediately return to the Surviving Corporation, in good condition, all Confidential Information, including all copies of the same, as well as all documents, data and records of any kind and in any form (including computer records) which contain any Confidential Information of infoUSA, Guideline or their affiliates, successors or assigns or which were prepared based on such Confidential Information. “Confidential Information” means confidential and proprietary information of the specified entity that includes, but is not limited to, information about products, services, markets, customers, prospective customers, personnel, compensation, accounting, financial and technical data, business plans and operational and marketing strategies. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Stone’s breach of this covenant or any breach of other confidentiality obligations by third parties; or (ii) required by law or judicial process to be disclosed; provided that Stone shall give prompt written notice to infoUSA and Guideline of such requirement, disclose no more information that is so required, and cooperative with any attempts by infoUSA or Guideline to obtain a protective order or similar treatment.

e.
Intellectual Property. Stone shall not, directly or indirectly, use, appropriate or interfere with any “Intellectual Property,” as defined below, of Guideline or its affiliates, successors or assigns or any combination, abbreviation or derivation thereof, or any applicable logos of such entities. Stone covenants and agrees that he:

i.
has disclosed to Guideline, and that Guideline owns, all right, title and interest in, all inventions, improvements, technical information, methods, computer software and other intellectual property (the “Stone Developed Intellectual Property”) which Stone conceived or developed during the course of his employment (excluding that which Stone conceived or developed without the use of time, resources or facilities of Guideline and which does not relate to the past, present or prospective activities of Guideline);

ii.
will, at the request of Guideline or the Surviving Corporation, affix appropriate legends and copyright notices indicating Guideline’s or the Surviving Corporation’s ownership of all Stone Developed Intellectual Property and all underlying documentation; and

iii.
will execute such further assignments and other documents as may be reasonably requested by Guideline or the Surviving Corporation in order to vest, perfect, maintain or defend Guideline’s or the Surviving Corporation’s right, title and interest in the Stone Developed Intellectual Property.

iv.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

4. Return of Guideline Property. Upon termination of Stone’s employment, Stone shall immediately return to Guideline or the Surviving Corporation all Guideline property including, without limitation, Guideline credit cards, Guideline keys, and Guideline calling cards.

5. No Admission. The parties agree that neither this Agreement nor any obligations under this Agreement constitute an admission by infoUSA, Guideline, the Surviving Corporation or Stone of any violation of any federal, state or local laws, rules, regulations or ordinances, or of any liability under contract or tort theories, of any nature whatsoever.

6. Release. Subject to the Closing and payment of all severance payments due hereunder, and effective as of the Termination Date, Stone, on behalf of himself and his agents, family members, heirs, successors and assigns, hereby releases infoUSA, Guideline, the Surviving Corporation, and the affiliates of each of the foregoing, and their respective shareholders, directors, officers, employees, and partners (or persons or entities of a comparable status (e.g., members and partners) or holding comparable positions (e.g., governors and managers)) and the successors and assigns of each of the foregoing (the “Released Parties”) from all claims and liabilities of any kind (including attorney’s fees) (“Claims”) that could have been asserted prior to, or based on facts or circumstances existing as of, the Termination Date, whether vested or contingent, known or unknown. Claims include, but are not limit to, any Claim alleging breach of contract, express or implied, promissory estoppel or any tort, and Claims under any federal, state statute or local ordinance, or government regulation or common laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Fair Labor Standards Act, Family and Medical Leave Act, Employee Retirement Income Security Act, the New York Fair Employment Practices Act and the New York Wage Payment and Collection Act, all as amended. Guideline, infoUSA and the Surviving Corporation, and the affiliates of each of the foregoing, specifically acknowledge and agree that nothing contained herein shall be deemed to release Guideline, infoUSA, the Subsidiary and the Surviving Corporation from: (i) the breach of this Agreement; (ii) any statutory claims for state unemployment insurance, workers compensation and disability insurance benefits; (iii) legal claims regarding non-bonus or non-incentive compensation related to payment of wages earned; (iv) and any legal obligations by either Guideline, infoUSA, the Subsidiary and the Surviving Corporation to indemnify Stone.

Stone acknowledges that certain states provide that a general release of claims does not extend to claims that the person/entity executing the release does not know or suspect to exist in her/its favor at the time of executing the release that, if known, may have materially affected the decision to enter into the release. Being aware that such statutory protection may be available, Stone expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this agreement, whether such benefit or protection is known or unknown.

Guideline represents and warrants to Stone that, to its knowledge, and infoUSA represents and warrants to Stone that, to its knowledge and based solely on information provided to it by Guideline, as of the date of this Agreement, they are not aware of any claims for actions arising from or related to Stone’s employment relationship with Guideline.

7. Review Acknowledgment and Effective Date. By voluntarily executing this Agreement, Stone confirms and acknowledges that Stone has been advised to consult with and has consulted with an attorney, that Stone has read and understands this Agreement, that Stone has signed this Agreement freely and voluntarily. Stone further acknowledges that Stone has been given up to twenty-one (21) calendar days to consider signing this Agreement and Stone agrees that the changes, whether material or immaterial, made through negotiation with Stone’s legal counsel did not restart the running of the 21-day period. Stone may sign this Agreement at any time prior to the termination of the 21-day period. Additionally, Stone will have seven (7) calendar days following signing of this Agreement to rescind it and to reinstate federal age discrimination claims that he may have against Guideline. Such rescission must be in writing and received by infoUSA (attention: Fred Vakili) prior the end of the rescission period and accompanied by repayment to Guideline of all amounts that were previously paid to him pursuant to Section 1 of this Agreement, if any.

8. Remedies.

a.
Stone acknowledges that each of infoUSA and the Surviving Corporation have relied on this Agreement and the covenants of Stone set forth herein in entering into the Merger Agreement and consummating the Merger, and therefore agrees that each of infoUSA and the Surviving Corporation are intended beneficiaries of this Agreement and that either or both of them will be entitled to the benefit of, and to enforce, the covenants of Stone set forth herein. infoUSA and/or the Surviving Corporation will have the right to injunctive relief to enforce the covenants set forth in this Agreement (including without limitation the restrictive provisions of Section 3) in addition to any other relief to which infoUSA and/or the Surviving Corporation may be entitled under law or in equity. Stone further agree that, if Stone violates any of the terms of this Agreement, including, but not limited to Section 3, or breaches any provision of the Support Agreement, infoUSA, Guideline and the Surviving Corporation will have no further obligations hereunder (including the payment obligation set forth in Section 1, if not yet performed), and infoUSA, Guideline or the Surviving Corporation will have the right to bring a legal action to recover damages for the damages resulting from Stone’s violation of this Agreement.

b.
In the event of any action arising out of or relating to this Agreement or the enforcement thereof, the prevailing party will be entitled to recover, in addition to any damages awarded to such party, all costs and fees incurred in contemplation of and in connection with such action, including without limitation attorneys’ fees.

9. General.

a.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

b.
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties. Stone acknowledges that he has not relied on any representation or statement not set forth in this Agreement by any representative of the other parties hereto.

c.
Amendments and Assignment. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by infoUSA, Guideline and Stone. This Agreement shall not be assignable or delegable by Stone. This Agreement may be assigned by infoUSA or Guideline to any person or entity which is an affiliate and shall be assignable to any successor in interest to any part of the business of infoUSA or Guideline.

d.
Severability. If any of the covenants, agreements or restrictions contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the same shall not affect the remainder of the covenants, agreements, restrictions, rights or remedies, which shall be given full effect without regard to the invalid or unenforceable portions, it being understood and agreed that all such covenants, agreements, restrictions, rights and remedies shall be deemed separate and severable. Additionally, and without limiting the foregoing, the parties hereto agree that if, at the time of enforcement of this Agreement, a court of competent jurisdiction shall hold that the duration, scope or area of the restrictions stated herein, including but not limited to any of the restrictive covenants set forth in Section 3 (inclusive), are unreasonable under the circumstances then existing, the maximum restrictions reasonable under such circumstances as then exist shall be substituted for the restrictions stated herein.

e.
Counterparts/Electronic Transmission. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or other electronic method, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.
Further Assurances. The parties agree to promptly execute and deliver to each other any and all other documents and writings, in form approved by their respective counsel, that are necessary or appropriate for the full and efficient implementation of this agreement.

g.
Successors. This agreement shall inure to the benefit of and be enforceable by and binding upon infoUSA, the Subsidiary, Guideline and the Surviving Corporation, as well as their successors and assigns. This agreement shall inure to the benefit of and be enforceable by and binding upon Stone and his legal representatives.

* * * * * *

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Separation, Restrictive Covenants and Release Agreement as of the day and year first above written.

infoUSA, Inc.

/s/ Fred Vakili
By:	Fred Vakili
Its:	Chief Administrative Officer

Guideline, Inc.

/s/ David Walke
By:	David Walke
Its:	Chief Executive Officer

Stone:

/s/ Peter Stone
Peter Stone